Louisville, KY, August 31, 1998   The Genlyte Group Incorporated (NASDAQ:
GLYT) and Thomas Industries Inc. (NYSE: TII) today announced the closing of the lighting joint venture transaction on August 30, 1998. This transaction combines substantially all of the assets and liabilities of Genlyte and substantially all of the lighting assets and related liabilities of Thomas to create GENLYTE THOMAS GROUP LLC, estimated to be the third largest lighting fixture manufacturer in North America. Genlyte owns a 68% interest in the joint venture and Thomas owns a 32% interest. The transaction is expected to be accretive to both companies' earnings in 1999 and beyond.

     Larry K. Powers, President and Chief Executive Officer of both Genlyte and Genlyte Thomas Group LLC, noted, "Genlyte Thomas Group LLC combines two significant lighting companies into a new company which will be one of the strongest lighting businesses in North America. We believe that this venture will have the market share, brand strength, and financial flexibility to compete very effectively with other leaders in the lighting industry. We believe that these companies are really an excellent fit with each other. In addition to complementary products, markets and sales organizations, our combined management teams have proven track records of growing sales and improving profitability. We are extremely excited about this new joint venture and the opportunity that it provides."

     Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas and Chairman of the Genlyte Thomas Management Board, commented, "Genlyte Thomas now has an estimated 13% market share, which is quite significant for the lighting fixture industry. The combined companies have a number of the leading brand names in the industry, which will continue to be sold through separate Thomas and Genlyte sales organizations. The strength of our brands, along with the purchasing power and manufacturing efficiencies that we anticipate achieving, will provide Genlyte Thomas the opportunity to grow and provide significant benefits for employees, customers and shareholders."

     The transaction is expected to create annual synergies in excess of $30 million, which are expected to be fully realized by the end of the year 2000 as a result of cost savings, economies of scale and revenue enhancement opportunities. Benefits include cost reductions from the combined purchasing power of the two companies. Other cost efficiencies will be realized in freight and warehousing, product and plant rationalizations and overall manufacturing synergies.

     Both Genlyte and Thomas will continue to exist as separate publicly traded companies. Thomas Industries will continue as a recognized global leader in the design and manufacture of compressors and vacuum pumps primarily for OEM applications.

     Genlyte Thomas Group LLC is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. The company is headquartered in Louisville, Kentucky, and employs more than 5,000 people.

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The statements in this press release with respect to future results, future expectations and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the companies to meet new business sales goals, fluctuations in commodity prices, slowing of the overall economy, increased interest costs arising from a change in the companies' leverage or change in rates, failure of the companies' plans to produce anticipated cost savings, and the timing and magnitude of capital expenditures, as well as other risks discussed in both companies' filing with the Securities and Exchange Commission, including Annual Reports and 10-Ks for the year ended December 31, 1997. The companies make no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.